Deloitte & Touche LLP Suite 1500 191 Peachtree Street NE Atlanta, GA 30303-1924 USA Tel: +1 404 220 1500 www.deloitte.com
December 26, 2007
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read Item 4 of ProxyMed, Inc.’s Form 8-K dated December 26, 2007, and we agree with the statements made therein.
Yours truly,